EXHIBIT 99.1

Planet Payment, Inc. Announces Its Intention to Commence a $15 Million Modified Dutch Auction Tender Offer for Its Common Stock

LONG BEACH, New York, March 10, 2016 — Planet Payment, Inc. (“Planet Payment” or the “Company”) (NASDAQ: PLPM), today announced that it intends to commence a modified “Dutch auction” tender offer to repurchase for cash certain of its outstanding shares of common stock for an aggregate purchase price of no more than $15.0 million (the “tender offer”).  The tender offer was approved by the Board of Directors on March 9, 2016.  The Company intends to commence the tender offer as soon as reasonably practicable and the tender offer will remain open for at least twenty business days following the date of the commencement of the tender offer.

After the tender offer commences, the Company’s stockholders will be able to tender all or a portion of their shares (1) at a price specified by the tendering stockholder of not less than $3.20 and not greater than $3.60 per share or (2) without specifying a purchase price, in which case their shares will be purchased at the purchase price determined in accordance with the tender offer. When the tender offer expires, the Company will determine the lowest price within the range of prices specified above (the “Purchase Price”) that will enable the Company to purchase the number of shares of its outstanding common stock having an aggregate purchase price not exceeding $15.0 million.  Only shares validly tendered at prices at or below the Purchase Price, and not validly withdrawn, will be eligible for purchase in the Offer.  Shares validly tendered will not be purchased if the price specified by the stockholder is greater than the Purchase Price.  Stockholders will receive the Purchase Price in cash, subject to applicable withholding tax and without interest, for shares tendered at prices equal to or less than the Purchase Price, subject to the conditions of the tender offer, including the provisions relating to proration, “odd lot” priority and conditional tenders in the event that the aggregate cost to purchase all of the shares validly tendered and not validly withdrawn at or below the Purchase Price exceeds $15.0 million.  The Company will also reserve the right to purchase up to an additional 2.0% of its outstanding shares of common stock without extending the tender offer.  These provisions will be described in the Offer to Purchase, the related Letter of Transmittal and other materials relating to the tender offer that will be filed with the Securities and Exchange Commission (the “SEC”) upon commencement of the tender offer.

The tender offer will not be conditioned upon any minimum number of shares being tendered; however, the tender offer will be subject to a number of other terms and conditions specified in the Offer to Purchase, which the Company will file with the SEC upon commencement of the tender offer.  Tenders of shares must be made prior to the expiration of the tender offer and may be withdrawn at any time prior to the expiration of the tender offer.  Craig-Hallum Capital Group LLC will act as dealer-manager for the tender offer, Georgeson will serve as information agent for the tender offer and Computershare Trust Company, N.A. will act as the depositary for the tender offer.

The Company’s Board of Directors has authorized the tender offer.  However, none of the Company, the Company’s Board of Directors, the dealer-manager, the information agent or the depositary makes any recommendation to stockholders as to whether to tender or refrain from tendering their shares or as to the price or prices at which stockholders may choose to tender their shares.  No person is authorized to make any such recommendation.  Stockholders must make their own decision as to whether to tender their shares and, if so, how many shares to tender and the price or prices at which their shares should be tendered.  In doing so, stockholders should read carefully the information in, or incorporated by reference in, the Offer to Purchase and in the Letter of Transmittal,  which the Company will file with the SEC upon commencement of the tender offer (as they may be amended or supplemented), including the purposes and effects of the tender offer. Stockholders are urged to discuss their decisions with their own tax advisors, financial advisors and/or brokers.

News Release for Informational Purposes Only

This news release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any shares of the Company’s common stock. The anticipated tender offer described in this press release has not yet commenced, and while the Company intends to commence the tender offer as soon as reasonably practicable and complete the tender offer, there can be no assurance that the Company will commence or complete the tender offer on terms described in this press release, or at all.  If the Company commences the tender offer, the tender offer will be made solely by the Offer to Purchase and the related Letter of Transmittal, as they may be amended or supplemented.  Stockholders and investors are urged to read the Company’s tender offer statement on Schedule TO to be filed by the Company with the SEC upon commencement of the tender offer, which will include as exhibits the Offer to Purchase, the related Letter of Transmittal and other offer materials, as well as any amendments or supplements to the Schedule TO when they become available, because they contain important information.  Each of these documents will be filed with the SEC, and investors may obtain them for free from the SEC at its website (www.sec.gov) or from Georgeson, the information agent for the tender offer, by telephone at: (866) 628-6079 (toll-free), or in writing to: 480 Washington Blvd., 26th Floor, Jersey City, NJ 07310.

Forward Looking Statements

This press release contains forward-looking statements that are based on a number of assumptions regarding Planet Payment’s present and future business strategies, and the environment in which Planet Payment expects to operate in the future, which assumptions may or may not be fulfilled in practice. These statements include, but are not limited to, the timing, terms and expiration date of the tender offer.  Actual results may vary materially from the results anticipated by these forward-looking statements as a result of a variety of risk factors, including the risk that implementation, adoption and offering of the service by processors, acquirers, merchants and others may take longer than anticipated, or may not occur at all; regulatory changes and changes in card association regulations and practices; changes in domestic and international economic conditions; and changes in volume of international travel and commerce and others; and other risks as described in our SEC filings, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2015.  Additional risks may arise with respect to commencing operations in new countries and regions, of which Planet Payment is not fully aware at this time.  Although we believe that the expectations reflected in the forward looking statements are reasonable, we cannot guarantee future results, level of activity, performance, or achievements.  You should not place undue reliance on these forward-looking statements.  All information provided in this press release is as of today’s date, unless otherwise stated, and the Company undertakes no duty to update such information, except as required under applicable law.

About Planet Payment, Inc.

Planet Payment is a provider of international payment and transaction processing and multi-currency processing services. We provide our services in 21 countries and territories across the Asia Pacific region, the Americas, the Middle East, Africa and Europe, primarily through our more than 70 acquiring bank and processor customers. Our point-of-sale and e-commerce services help merchants sell more goods and services to consumers, and together with our ATM services, are integrated within the payment card transaction flow, enabling our acquiring customers, their merchants and consumers to shop, pay, transact and reconcile payment transactions in multiple currencies, geographies and channels.

Planet Payment is headquartered in New York and has offices in Atlanta, Beijing, Bermuda, Delaware, Dubai, Dublin, London, Hong Kong, Mexico City, Shanghai and Singapore. Visit www.planetpayment.com for more information about the Company and its services. For investor relations, please visit http://ir.planetpayment.com/.

CONTACT: Planet Payment, Inc.

David R. Fishkin (Vice President, Corporate Counsel and Secretary)

Tel: + 1 516 670 3200

www.planetpayment.com